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                           NEUBERGER & BERMAN INCOME TRUST
                                     SCHEDULE A

                                    INITIAL SERIES
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     Neuberger & Berman Limited Maturity Bond Trust
     Neuberger & Berman Ultra Short Bond Trust



     DATED:  December 20, 1995
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